Contact:  Robert F. Baker
          212-783-6299

For immediate release:


SALOMON INC REPORTS A QUARTERLY NET LOSS OF $122 MILLION


New York, February 2, 1995 - Salomon Inc today announced a fourth quarter net loss of
$122 million or $1.32 per share, compared with net income of $476 million or $3.64 per share (fully diluted) in the 1993 fourth quarter. For the full year, the Company recorded a net loss of $364 million or $3.98 per share compared with net income of $827 million or $6.28 per share (fully diluted) in 1993. The Company's 1994 fourth quarter results reflect certain charges and benefits discussed below, which, in the aggregate, reduced net income by $38 million.

Salomon Brothers, the Company's global investment banking and securities business, recorded a fourth quarter pretax loss of $138 million and a full year loss of $685 million, excluding the charges discussed below.

Salomon Brothers was profitable in January 1995, as positive results for its Proprietary
Trading Businesses more than offset continuing weakness for the Client-Driven Business.

Salomon Brothers' Client-Driven Business recorded a pretax loss of $110 million in the fourth quarter compared with pretax earnings of $354 million in the 1993 fourth quarter. For the full year, the Client-Driven Business recorded a pretax loss of $636 million compared with
1993 pretax earnings of $1.2 billion. Results for 1994 reflect the depressed levels of underwriting volume and customer trading activity that prevailed for much of the year and inventory and trading losses incurred by certain units within the Client-Driven Business.
Salomon Brothers' Proprietary Trading Businesses recorded a pretax loss of $28 million for the 1994 fourth quarter and $49 million for the full year. Salomon Brothers will maintain strict control of headcount and, if poor business conditions persist, will reduce its compensation expenses. The Company is also engaged in a thorough review of non-compensation expenses.

The Phibro Division, the Company's commodities trading business, had a pretax loss of $24 million in the 1994 fourth quarter compared with a pretax loss of $21 million in the fourth quarter of 1993. For the year, the Phibro Division recorded pretax earnings of $81 million compared with a pretax loss of $15 million in 1993.

Phibro USA, the Company's oil refining business, recorded pretax earnings of $5 million in the fourth quarter compared with a pretax loss of $31 million in the 1993 fourth quarter, which included a $30 million pretax charge to write down the carrying value of the business's core refining and marketing inventories, which are carried at the lower of aggregate cost or market value. Phibro USA recorded pretax earnings of $18 million for the full year compared with a pretax loss of $46 million in 1993.

The Company's Corporate and Other segment recorded pretax earnings of $14 million in the fourth quarter, primarily attributable to a recovery in the earnings of The Mortgage
Corporation, an indirect wholly-owned mortgage lending subsidiary in the United Kingdom.

Salomon Brothers has been engaged in a continuing multi-year effort to strengthen its internal control structure, including the enhancement of financial and operational systems. In connection with such efforts, in mid-1993 Salomon Brothers' management commissioned a detailed review by the Company's Financial Division staff and its independent auditors, Arthur
Andersen LLP, of all material general ledger accounts at each major operating entity worldwide. The objective of such review was to determine that general ledger accounts were properly supported and that appropriate reconciliation procedures were in place. The
Company has also worked for several years to develop a new global interest rate swap transaction processing system and has now completed detailed reviews of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swaps transactions database. As adjustments have arisen from these reviews, appropriate charges have been taken.

Given the substantial completion of the general ledger balances review, the Company is confident that all material unreconciled balances have been identified and appropriate charges have been recorded. To prevent a similar accumulation of unreconciled balances in the future, the Company believes that appropriate steps are being taken, including the implementation of several new systems, improvements in reconciliation procedures and the continued development of new systems. The issues that led to these charges affected the
Company only. The Company knows of no situation where the conditions that led to these charges had an adverse impact on the Company's customers nor has the Company found any evidence that the charges were caused by employee wrongdoing.

The resolution of unreconciled balances related to Salomon
Brothers' London-based
companies resulted in an aftertax charge of $126 million
($194 million pretax) to the
Company's fourth quarter results. These balances were identified as Salomon Brothers changed operational systems and conducted its detailed review of databases supporting general ledger balances. The review, which has been substantially completed, necessitated a number of adjustments affecting transactions going back at least until 1989 involving many different instruments, positions and related currency effects. Although the charge relates to a number of years, the impact on any single year would not have been material. A detailed review of general ledger balances related to Salomon
Brothers' U.S.-based operations was
completed in the 1993 fourth quarter and an aftertax charge of $49 million ($87 million pretax), which was not material to the 1993 fourth quarter, was reflected in such period.

The Company's and Salomon Brothers' 1994 fourth quarter results also include a $14 million aftertax charge ($23 million pretax) arising from the completion of the detailed reviews of Salomon Brothers' general ledger accounts related to interest rate swaps and the interest rate swap transactions database. Problems in recording the results of interest rate swap activities date back to the mid-1980s. Since 1992, aftertax charges of approximately $56 million
($100 million pretax) have been recorded in connection with this effort, including an aggregate of $25 million before taxes in the first three quarters of 1994 and the $23 million pretax charge in the 1994 fourth quarter; the impact on earnings in any single period was not material.

In the accompanying consolidated statement of income, the pretax charges are reflected as reductions in revenues from principal transactions.

The Company's fourth quarter results include a $102 million income tax benefit from the reversal of reserves established in prior years to cover potential tax liabilities. Favorable developments pertaining to certain U.S. federal, state and local, and non-U.S. income tax matters permitted the reversal.

Total assets were $173 billion at December 31, 1994 and average assets for the quarter were $175 billion. Book value per common share was $32.97 at year end 1994 compared with
$37.93 at the end of 1993. During 1994, the Company repurchased approximately 5.2 million of its common shares at an aggregate cost of $252 million. The substantial majority of these repurchases occured in the first quarter of the year. Shares authorized for repurchase by the Company's Board of Directors remained at
9.8 million at December 31,
1994.

Selected financial information and the unaudited consolidated statement of income follow:

                    SALOMON INC AND SUBSIDIARIES
              Selected Financial Information (unaudited)
             (Dollars in millions, except per share data)

                                          Quarter ended       Year ended
                                           December 31,       December 31,
                                           1994     1993     1994     1993
SUMMARY OF OPERATING RESULTS BY
 SEGMENT:
 Income (loss) before taxes and
  change in accounting principles:
  Salomon Brothers' business unit
   contributions:
   Client-Driven Business               $ (110)  $  354   $ (636) $ 1,159
   Proprietary Trading Businesses          (28)     508      (49)     416
   Unallocated charges                    (217)       -     (217)       -
                                         ------   ------   ------  ------
    Total Salomon Brothers                (355)     862     (902)   1,575
  Phibro Division                          (24)     (21)      81      (15)
  Phibro USA                                 5      (31)      18      (46)
  Corporate and Other                       14       (3)      33      (49)
                                         ------   ------   ------   ------
  Income (loss) before taxes and
   cumulative effect of change in
   accounting principles                $ (360)  $  807   $ (770)  $1,465
                                         ======   ======   ======  ======

Salomon Brothers' revenues, net of
 interest expense:
 Client-Driven Business:
  Global investment banking             $  109   $  250   $  486   $  791
  Fixed income secondary markets           153      446      360    1,612
  Equity secondary markets                   4      194      187      536
  Foreign exchange                           5       54      (63)     204
  Private Investment Department and
   asset management                         20       32       69       96
                                         ------   ------   ------   ------
   Total Client-Driven Business            291      976    1,039    3,239
 Proprietary Trading Businesses             43      689      317      896
 Unallocated charges                      (217)       -     (217)       -
                                         ------   ------   ------   ------
   Total Salomon Brothers' revenues,
    net of interest expense             $  117   $1,665  $ 1,139   $4,135
                                         ======   ======   ======   ======

RETURN ON AVERAGE COMMON STOCKHOLDERS'
 EQUITY BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLES:
 Primary                                 (15.3)%   47.7%   (10.8)%   21.9%
 Fully diluted*                          (15.3)%   39.9%   (10.8)%   19.3%
                                         ======   ======   ======   ======

PER COMMON SHARE:
 Cash dividends                         $  0.16  $  0.16  $  0.64  $  0.64
 High market price                           42   50 1/2   52 3/4   51 7/8
 Low market price                            35   41 1/2       35   34 3/8
 Ending market price                     37 1/2   47 5/8   ======   ======
 Book value at year-end                   32.97    37.93
                                         ======   ======

AT YEAR-END (in billions):
 Total assets                            $  173   $  185
 Average assets for the quarter             175      181
 Common and convertible preferred
  equity                                    4.2      4.9
 Perpetual preferred equity                 0.3      0.3
                                         ======   ======

* Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in a higher return on equity than determined under the primary method.


                  SALOMON INC AND SUBSIDIARIES
          Consolidated  Statement of Income (unaudited)
          (Dollars in millions, except per share data)

                                          Quarter ended       Year ended
                                           December 31,      December 31,
                                           1994     1993     1994     1993
Revenues:
 Interest and dividends                  $1,410   $1,424   $5,574   $5,989
 Principal transactions                     (40)     985     (171)   1,664
 Investment banking                         109      250      486      791
 Commissions                                 79       79      336      285
 Other                                       31       26      114       70
                                          ------   ------   ------  ------
  Total revenues                          1,589    2,764    6,339    8,799
 Interest expense                         1,432    1,080    4,892    4,600
                                          ------   ------   ------  ------
Revenues, net of interest expense           157    1,684    1,447    4,199
                                          ------   ------   ------  ------

Noninterest expenses:
 Compensation and employee-related          332      655    1,486    1,900
 Technology                                  65       61      255      262
 Occupancy                                   32       42      165      231
 Professional services and business
  development                                46       35      167      142
 Clearing and exchange fees                  17       15       70       62
 Other                                       25       69       74      137
                                          ------   ------   ------   ------
  Total noninterest expenses                517      877    2,217    2,734
                                          ------   ------   ------   ------

Income (loss) before taxes and
 cumulative effect of change in
 accounting principles                     (360)     807     (770)   1,465
Income taxes                               (238)     331     (406)     601
                                          ------   ------   ------   ------
Income (loss) before cumulative
 effect of change in accounting
 principles                                (122)     476     (364)     864
Cumulative effect of change in
 accounting principles, net of
 tax benefit of $28                           -       -         -      (37)
                                          ------   ------   ------   ------
Net income (loss)                        $ (122)    $ 476  $ (364)  $  827
                                          ======   ======   ======   ======

EARNINGS PER SHARE:
Primary earnings (loss) before
 cumulative effect of change in
 accounting principles                  $ (1.32)   $ 4.33  $(3.98)   $7.34
Cumulative effect of change in
 accounting principles                        -        -        -    (0.33)
                                          ------   ------  ------    ------
Primary earnings (loss)                 $ (1.32)   $ 4.33  $(3.98)   $7.01
                                          ======   ======  ======    ======

Fully diluted earnings (loss)
 before cumulative effect of
 change in accounting principles*        $(1.32)  $ 3.64   $(3.98)  $ 6.57
Cumulative effect of change in
 accounting principles                        -        -        -    (0.29)
                                          ------   ------   ------   ------
Fully diluted earnings (loss)*           $(1.32)  $ 3.64   $(3.98)  $ 6.28
                                          ======   ======   ======   ======

WEIGHTED AVERAGE SHARES OF
 COMMON STOCK OUTSTANDING
 (in thousands):
For primary earnings per share          105,800  111,200  106,800  111,000
For fully diluted earnings per share    105,800  130,200  106,800  130,000
                                        =======  =======  =======  =======

* Assumes conversion of convertible notes and redeemable preferred stock, unless such assumptions result in higher earnings per share than determined under the primary method.
